Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on (i) Form S-3 (Nos. 333-25995, 333-62155, 333-33726, 333-54616, 333-60912-01, 333-55866-01, 333-91316-01, 333-102961, 333-102962-01, 333-122424, 333-124471, 333-141491 and 333-142584) and (ii) Form S-8 (Nos. 333-56343 and 333-122168) of Kinder Morgan Energy Partners, L.P. of our report dated April 29, 2008 relating to the consolidated balance sheet of Kinder Morgan G.P., Inc., which appears in the Current Report on Form 8-K of Kinder Morgan Energy Partners, L.P. dated June 20, 2008.

PricewaterhouseCoopers LLP

Houston, Texas
June 20, 2008